[EXHIBIT 3.2]
                    Certificate of Amendment

                               Of

                  Certificate of Incorporation

FIRST: The Board of Directors of Hygenitek, Inc. adopted the following resolution setting forth a proposed amendment of this corporation's Certificate of Incorporation:


RESOLVED, that the text of the Article(s) numbered FIRST AND
FOURTH of the Certificate of Incorporation of this corporation shall be deleted and replaced with the following:

FIRST: The name of this Delaware corporation is:
Games on Demand International, Inc.

FOURTH: The Corporation shall have the authority to issue
50,000,000 shares of common stock, par value $.0001 per share.
In addition, the Corporation shall have the authority to issue
50,000,000 shares of preferred stock, par value $.0001 per share, which may be divided into series and with preferences, limitations and relative rights determined by the Board of Directors.


SECOND: Pursuant to the resolution of the Board of Directors, the stockholders of this corporation voted in favor of the amendment at a special meeting of stockholders at which the necessary number of shares required by statute voted in favor of the amendment.


THIRD: The amendment set forth in this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.



IN WITNESS WHEREOF, this Certificate of Amendment has been signed by the undersigned authorized officer of this corporation on the date shown below.


By:     /s/ J. Paul Hines
        ---------------------------------

Name:   J. Paul Hines
        ---------------------------------

Title:  President
        ---------------------------------

Date:   February 4, 2005
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